Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use of our report dated February 11, 2008 relating to the financial statements of Rudy Beverage, Inc. as of June 30, 2007 and 2006 in the Form 8-K of Rudy Nutrition (formerly AccuPoll Holding Corp.).

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada

February 15, 2008